Exhibit 10(xi)

Bank of North Carolina

Performance Compensation for Stakeholders

POLICY DOCUMENT FOR

PERFORMANCE COMPENSATION FOR

STAKEHOLDERS

BNC Bancorp

Bank of North Carolina

This document is prepared to serve Bank of North Carolina and BNC Bancorp who have chosen PERFORMANCE COMPENSATION FOR STAKEHOLDERS as their primary compensation program. Within this policy are the official regulations, rules and expectations residing over the framework of this program.

Bank of North Carolina

Performance Compensation for Stakeholders

OBJECTIVES

Bank of North Carolina has implemented a compensation program because its primary principles were founded upon the following criteria:

•	All employees participate equally in reward, which is awarded as a percent of salary.

•	The reward program is a self-funding program, based entirely upon the results of measurable and predetermined goals within the context of growth, profit, asset quality, and productivity.

•	Reward is distributed relative to organization-wide results; that is, upon improvement in pretax income, rather than inter-organization activity or subjective merits.

•	The program would increase every employee’s understanding of how our organization works and performs, so then to provide a greater “business literacy” for all employees.

•	This gained literacy would lead to comprehensive improvement in organization-wide performance.

•

This program embodies the ability to extract the untapped contributions and ideas from employees and remove the traditional “top-down” style of management in order to make greater use of our resources.

•	Base salary, and thus, quality of life, is never put at risk.

Bank of North Carolina

Performance Compensation for Stakeholders

THE PROGRAM

PERFORMANCE COMPENSATION FOR STAKEHOLDERS is the reward compensation program that our organization adopted because its primary goals are to maximize shareholder value and ensure long-term viability of the company by balancing multiple goal achievement within the context of growth, profit, asset quality and productivity. These goals, called Key Performance Indicators, are all measurable goals set within mathematical matrices called Performance Models. These models are developed for the organization as a whole which reconcile with the performance of the organization-wide model. In this way, the models maintain great mathematical accuracy and integrity and provide fairness to everyone.

The level of expected performance which justifies base salaries under a normal banking environment is called Baseline. Rather than being the first hurdle to achieve on the model, this is a level that is expected to be achieved without changing the behaviors or activities within our organization. However, this is the level of demarcation: performance that falls below baseline will negatively impact the reward pool, but it affects the reward pool only. All performance achieved above baseline will be shared as reward compensation provided the minimum performance criteria, called Triggers, have been met. Triggers in our program are a Satisfactory Compliance Rating, an Overall 2 Rating on the Bank’s Safety and Soundness Examination, and a minimum Return on Beginning Tangible Equity.

Each Key Performance Indicator has a weighting, which is formulated mathematically to ensure that the reward value is tied explicitly to the level of increased performance. This mathematical integrity is the key in that it insures that the payout is only from funds created by the improvement in pretax income. Thus, the rewards awarded under the plan cannot exceed the values approved by the board of directors. The Key Performance Indicators of the Bank’s plan are:

•	Average Loans

•	Average Core Deposits

•	Average Time Deposits

•	Noninterest Income

•	Net Interest Margin

•	Efficiency Ratio

•	Past Due Loan Percentage

•	Net Charge-offs

•	Non-performing Assets

Bank of North Carolina

Performance Compensation for Stakeholders

POLICY, EXPECTATIONS, STANDARDS

The following guidelines are to serve as policy for PERFORMANCE COMPENSATION FOR STAKEHOLDERS program:

1.	Plan Year

Results of this plan will be measured on a fiscal year basis, from January 1 to December 31. Payout for the fiscal year will be made during the period ranging from December 15 to January 15 of the following year.

2.	Plan Administration

The Compensation Committee of BNC Bancorp will review and approve the STAKEHOLDER policy and the model for the coming year. This policy and model shall also be approved by the Board of Directors. On-going program administration shall become the responsibility of the Human Resources Department and the Chief Financial Officer. Responsibilities for the administration of the program and policy include:

•	Determining eligibility criteria and approving which employees shall participate in the plan.

•	Approving plan content prior to the beginning of each fiscal year.

•	Approving the amount of the payout at the end of each fiscal year.

•	Reviewing and approving the procedures used in administering the program.

•	Rendering any decisions necessary with regard to the interpretation of the plan’s content.

•	Day to day administration of the plan shall be delegated to those in the bank responsible for the Human Resources function.

3.	Participants

It is decided upon by the Senior Management and the Board of Directors that all regular full-time and part-time employees shall fully take part in PERFORMANCE COMPENSATION FOR STAKEHOLDERS. Exclusion to the program will apply in the following circumstances only:

•	An employee is hired as a “Temporary” employee, or is a “Contract” or “Temporary Agency” employee.

Bank of North Carolina

Performance Compensation for Stakeholders

•	An employee is in a unique or separate compensation program, such as a Sales Commission Program. Such Programs will be identified and expressed by Senior Management.

•	An employee is taking part in another Incentive or other compensation plan.

•	An employee is compensated uniquely per job description which will not compliment or work in conjunction with the STAKEHOLDER program. Such unique positions will be identified by Senior Management.

4.	The Payout Relative to Hire Date

The payout is awarded as a percent of the employee’s annual base salary. Employees that have hire dates prior to the kick-off date of that year’s plan will receive a full payout. Employees whose hire date falls after the beginning of that year’s program will receive a prorated payout based upon the salary and/or wages earned during the year. For example, an employee who was hired at an ANNUAL salary of $30,000 exactly six months after the program was kicked off, would use $15,000 as the basis for their reward.

5.	Payout Eligibility

There is no term, condition, or period of time required after being hired for any employee to complete in order to participate in the PERFORMANCE COMPENSATION FOR STAKEHOLDERS program. Senior management believes that all regular full-time and part-time employees should take part in the program immediately upon hiring. Employees who take an approved leave of absence for an amount of time during the reward period will take part in reward on a prorated basis relative to the amount of salary and/or wages earned during the fiscal year. Unapproved leaves, disciplinary actions, and probationary status will be left to the discretion of Senior Management and may disqualify an employee. Employee’s resignation or termination renders loss of eligibility in this program.

6.	Payout Timeframe

When results from increased performance result with a reward pool, reward compensation will be distributed on an annual basis. Senior Management will communicate the payout timeline before the beginning of the fiscal year or at the kick-off meeting for that year. Exact or approximate dates for the payout will be expressed at this time.

Bank of North Carolina

Performance Compensation for Stakeholders

7.	Multi-Model Payout

Some employees will take part only in the organization-wide model. Other Senior Level Managers will take part in the organization-wide model and a Senior Management Overlay which is a parallel model to more highly reward those within the Bank that have the most influence on driving results. In all cases, Senior Management will inform all employees which models they will be taking part in. In any case, multiple-model reward does not diminish potential for payout from those that take part in fewer models (see operations manual).

8.	Projected Payout

At Monthly Status Report Meetings, annualized results will be shared based on year-to-date achievement. This projected payout in no way guarantees the amount to be paid out at year’s end. This is a purely mathematical approximation and cannot account for unexpected financial anomalies. It will be reminded at each Monthly Status Report Meeting that this projection is not a guarantee and is merely an approximation.

9.	Triggers

Triggers are criteria that must be met in order for the program to be in effect to offer reward compensation. Corporate trigger(s) are found on the organization-wide model. In any case, the corporate trigger must be met in order for anyone to receive reward from any models.

10.	Monthly Status Report Meetings & STAKEHOLDER Coaching

Each month employees may expect a regular meeting to discuss STAKEHOLDER year-to-date achievement and continue STAKEHOLDER Coaching. Meetings are to include the discussion of new ideas and action plans, creating enthusiasm, answering questions, and increasing business literacy. There are no topics relative to STAKEHOLDERS or our organization’s performance that are not relevant in these meetings. Coaching materials will be made available to all employees.

11.	STAKEHOLDER Materials

The following materials will be made available to all managers and coaches:

•	Coaching Workbook: Methodology review, agendas, and exercises.

Bank of North Carolina

Performance Compensation for Stakeholders

•	Coaching Audio Tapes: review for Kick-Off Meeting, Coaching, and methodology.

•	Operations Manual: available through (individual/department) for methodology review.

DISCRETIONARY PROVISION

Only the Bank’s President and CEO may make recommendations for exceptions to this policy, and will be made to the Compensation Committee. Additionally, the Compensation Committee, at its sole discretion, may make awards to key management for “extenuating” or “extraordinary” circumstances.

This plan is entirely discretionary and may be discontinued at any time upon review of the Executive Management and the Board of Directors. At such time all participants would receive immediate notification. It is not intended to create any vested rights to employees or their beneficiaries. This plan document may be amended or terminated by the Board of Directors at any time. At such time, all participants would receive immediate notification.

This plan shall not be considered a contract and nothing in the plan shall be construed as providing participants any assurance of continued employment for any definite period of time, nor any assurance of current or future earnings. This plan shall not, in any manner, limit the Bank’s rights to terminate compensation and/or employment at its will, with or without cause.